Exhibit 99.1

Sunoco LP Announces 1Q 2015 Financial and Operating Results and 8th Consecutive Distribution Increase

•	Distribution increased 7.5% versus 4Q 2014, 28.5% versus 1Q 2014 levels

•	Gallons sold increased 40% versus 1Q 2014 volume

•	Adjusted EBITDA up 179%, Distributable Cash Flow up 111% versus 1Q 2014

•	Demonstrates continued execution of growth strategy and increases liquidity by $250 million
Conference Call Scheduled for 10:00 a.m. ET (9:00 a.m. CT) on May 7

HOUSTON, May 6, 2015 - Sunoco LP (NYSE: SUN) today announced financial and operating results for the three months ended March 31, 2015 and provided an update on recent developments.

Adjusted EBITDA(1) totaled $43.7 million as compared to adjusted EBITDA in the first quarter of 2014 to $15.7 million. Distributable cash flow(1) for the quarter was $29.6 million, compared to $14.0 million a year ago.

Revenue was $1.1 billion, down 7.1 percent compared to $1.2 billion in the same period last year. The decline was the result of significantly lower retail and wholesale motor fuel prices, mostly offset by a 40 percent increase in gallons sold, the contribution of merchandise sales from the MACS and Aloha stores and higher rental income.

Total gross profit was $87.0 million, compared to $22.1 million in the first quarter of 2014. Key drivers of the increase were the MACS and Aloha acquisitions along with organic growth in gallons sold.

Net income attributable to partners was $17.1 million, or $0.44 per diluted unit, compared to $10.1 million, or $0.46 per diluted unit, in the first quarter of 2014.

On a weighted average basis, fuel margin for all gallons sold increased to 8.8 cents per gallon, compared to 4.0 cents per gallon a year earlier. Sales of retail gallons by MACS and Aloha -- and a change in the wholesale fuel customer mix related to the MACS and Aloha acquisitions -- drove most of the margin increase. At March 31, SUN operated 155 retail convenience stores and fuel outlets in Virginia, Hawaii, Tennessee, Maryland and Georgia.

Affiliate customers included 663 Stripes® and Sac-N-Pac™ convenience stores operated by a subsidiary of our parent company, Energy Transfer Partners, L.P. (NYSE: ETP), as well as sales of motor fuel to ETP subsidiaries for resale under consignment arrangements at approximately 85 independently operated convenience stores. Motor fuel gallons sold to affiliates during the first quarter increased 9.5 percent from a year ago to 304.3 million gallons. SUN realized 3.0 cents per gallon gross profit on these gallons, which totaled $9.1 million in the period versus $8.4 million in the same period a year ago.

Third-party customers included 731 independent dealers under long-term fuel supply agreements, 59 independently operated consignment locations and approximately 1,600 other commercial customers. Total gallons sold to third parties increased year-over-year by 50.8 percent to 234.7 million gallons. Gross profit on these gallons was $25.2 million, or 9.7 cents per gallon, compared to $8.8 million, or 5.7 cents per gallon, in the prior-year period.

Retail gallons sold by MACS and Aloha locations during the first quarter totaled 67.8 million gallons. Gross profit on these gallons was $21.2 million, or 31.9 cents per gallon. Merchandise sales from these locations totaled $47.5 million and contributed $12.7 million of gross profit.

The Partnership announced on April 1 the acquisition of a 31.58 percent equity interest in Sunoco, LLC, from an affiliate of ETP in a transaction valued at approximately $816 million. SUN paid $775 million in cash and issued to ETP 795,482 new SUN units valued at $40.8 million.

On May 4, 2015, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2015 of $0.645 per unit, which corresponds to $2.58 per unit on an annualized basis. This represents a 7.5 percent increase compared to the distribution for the fourth quarter of 2014 and a 29 percent increase compared with the first quarter of 2014. This is the eighth consecutive quarterly increase. The distribution will be paid on May 29 to unitholders of record on May 19. SUN achieved a 1.2 times distribution coverage ratio for the quarter.

SUN’s gross capital expenditures for the first quarter were $37.2 million, which includes $2.9 million in maintenance capital. Of the $34.3 million in growth capital, $26.1 million was for purchase and leaseback transactions for six Stripes stores, and $5.4 million related to growth in the dealer business, including new dealer supply contracts.

The Partnership currently expects capital spending for the full year 2015, excluding future acquisitions but including the additional capital spending related to our equity interest in Sunoco LLC to be within the following ranges (in millions):

Growth		Maintenance
Low	High	Low	High
$180	$230	$15	$25

Included in the above growth capital spending estimate is the purchase and leaseback of 30 to 40 new convenience stores that Stripes plans to build in 2015.

On April 1, SUN issued $800 million of 6.375% Senior Notes due 2023 through a private offering that raised net proceeds of $789.2 million. The majority of the notes proceeds were used to fund the purchase of the above-mentioned interest in Sunoco LLC and a small portion was used to repay outstanding borrowings under its senior secured revolving credit facility.

As of March 31, 2015, SUN had borrowings against its revolving credit facility of $684.8 million and $11.8 million in standby letters of credit, leaving unused availability of $553.4 million. Net debt to Adjusted EBITDA, pro forma for acquisitions, was 3.9 times.

Additionally, on April 10, SUN increased its existing revolving credit facility by $250 million to $1.5 billion. The facility matures in 2019.

______________

1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

First Quarter 2015 Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, May 7, at 10:00 a.m. ET (9:00 a.m. CT) to discuss first quarter results and recent developments. To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations. A telephone replay will be available through May 14 by calling 201-612-7415 and using the access code 13608202#.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites. SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail and fuel distribution business through its interest in Sunoco, LLC, as well as wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC that operate approximately 1,100 convenience stores and retail fuel sites. For more information, visit the Sunoco LP website at www.SunocoLP.com.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Sunoco LP’s ("SUN") objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management's expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN's markets; dangers inherent in storing and transporting motor fuel; SUN's ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; SUN's ability to make and integrate acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN's and ETP's ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of SUN's and ETP's most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Director of Investor Relations and Treasury
(361) 884-2463, scott.grischow@susser.com
Anne Pearson
Dennard-Lascar Associates
(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager
(215) 977-6056, jpshields@sunocoinc.com
Jessica Davila-Burnett, Public Relations Director
(361) 654-4882, jessica.davila-burnett@susser.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(in thousands, except units) (unaudited)

	December 31, 2014	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$67,151	$50,971
Accounts receivable, net	64,082	65,704
Receivables from affiliates (MACS: $3,484 at December 31, 2014 and $4,173 at March 31, 2015)	36,716	33,511
Inventories, net	48,646	52,683
Other current assets	8,546	9,051
Total current assets	225,141	211,920
Property and equipment, net (MACS: $45,340 at December 31, 2014, and $44,947 at March 31, 2015)	905,465	927,760
Other assets:
Goodwill	863,458	864,088
Intangible assets, net	172,108	169,579
Deferred income taxes	14,893	20,969
Other noncurrent assets (MACS: $3,665 at December 31, 2014 and March 31, 2015)	16,416	16,089
Total assets	$2,197,481	$2,210,405
Liabilities and equity
Current liabilities:
Accounts payable (MACS: $6 at December 31, 2014 and March 31, 2015)	95,932	106,916
Accounts payable to affiliates	3,112	2,605
Accrued expenses and other current liabilities (MACS: $484 at December 31, 2014 and March 31, 2015)	41,881	45,531
Current maturities of long-term debt (MACS: $8,422 at December 31, 2014, and $8,389 at March 31, 2015)	13,757	13,749
Total current liabilities	154,682	168,801
Revolving line of credit	683,378	684,775
Long-term debt (MACS: $48,029 at December 31, 2014, and $47,514 at March 31, 2015)	173,383	171,412
Other noncurrent liabilities (MACS: $1,190 at December 31, 2014 and March 31, 2015)	49,306	49,396
Total liabilities	1,060,749	1,074,384
Commitments and contingencies (Note 12)
Partners' capital:
Limited partner interest:
Common unitholders - public (20,036,329 units issued and outstanding at December 31, 2014 and March 31, 2015)	874,688	873,116
Common unitholders - affiliated (4,062,848 units issued and outstanding at December 31, 2014 and March 31, 2015)	31,378	32,254
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2014 and March 31, 2015)	236,310	235,449
Total partners' capital	1,142,376	1,140,819
Noncontrolling interest	(5,644)	(4,798)
Total equity	1,136,732	1,136,021
Total liabilities and equity	$2,197,481	$2,210,405

Parenthetical amounts represent assets and liabilities attributable to consolidated variable interest entities of Mid-Atlantic Convenience Stores, LLC (MACS) as of December 31, 2014 and March 31, 2015.

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except unit and per unit amounts)
(unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2015
	Predecessor	Successor
Revenues
Retail motor fuel sales	$—	$160,761
Wholesale motor fuel sales to third parties	444,566	413,847
Wholesale motor fuel sales to affiliates	766,090	487,500
Merchandise sales	—	47,519
Rental income	3,923	13,362
Other income	2,008	6,739
Total revenues	1,216,587	1,129,728
Cost of sales
Retail motor fuel cost of sales	—	139,564
Wholesale motor fuel cost of sales to third parties	435,723	388,632
Wholesale motor fuel cost of sales to affiliates	757,723	478,418
Merchandise cost of sales	—	34,825
Other	1,021	1,240
Total cost of sales	1,194,467	1,042,679
Gross profit	22,120	87,049
Operating expenses
General and administrative	4,870	10,873
Personnel	—	11,211
Other operating	2,034	16,609
Rent	249	4,111
Gain on disposal of assets	—	(266)
Depreciation, amortization and accretion	3,326	17,566
Total operating expenses	10,479	60,104
Income from operations	11,641	26,945
Interest expense, net	(1,502)	(8,197)
Income before income taxes	10,139	18,748
Income tax expense	(7)	(830)
Net income and comprehensive income	10,132	17,918
Less: Net income and comprehensive income attributable to noncontrolling interest	—	846
Net income and comprehensive income attributable to partners	$10,132	$17,072
Net income per limited partner unit:
Common (basic and diluted)	$0.46	$0.44
Subordinated (basic and diluted)	$0.46	$0.44
Weighted average limited partner units outstanding:
Common units - public	10,938,053	20,036,329
Common units - affiliated	79,308	4,062,848
Subordinated units - affiliated	10,939,436	10,939,436

Cash distribution per unit	$0.5021	$0.6450

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
Beginning in late 2014, with the acquisition of MACS, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the Predecessor periods operated as one segment, wholesale, and the Successor period operated with our wholesale and retail segments.
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance by segment (in thousands, except for selling price and gross profit per gallon):

	Three Months Ended March 31,
	2014		2015
	Predecessor		Successor
			Wholesale		Retail	Total
Revenues
Retail motor fuel sales (1)	$—		$—		$160,761	$160,761
Wholesale motor fuel sales to third parties	444,566		413,847		—	413,847
Wholesale motor fuel sales to affiliates	766,090		487,500		—	487,500
Merchandise sales	—		—		47,519	47,519
Rental income	3,923		7,524		5,838	13,362
Other income	2,008		4,200		2,539	6,739
Total revenue	1,216,587		913,071		216,657	1,129,728
Gross profit
Retail motor fuel	—		—		21,197	21,197
Wholesale motor fuel to third parties	8,843		25,215		—	25,215
Wholesale motor fuel to affiliates	8,366		9,082		—	9,082
Merchandise	—		—		12,694	12,694
Rental	3,923		7,524		5,838	13,362
Other	988		2,960		2,539	5,499
Total gross profit	$22,120		$44,781		$42,268	$87,049

Net income attributable to partners (2)	$10,132		$10,751		$6,321	$17,072
Adjusted EBITDA attributable to partners (2) (3)	$15,674		$25,104		$14,592	$39,696

Distributable cash flow attributable to partners (2) (3)	$14,037					$29,570

Operating Data:
Total motor fuel gallons sold:
Retail					67,834	67,834
Wholesale third-party	155,595		234,715			234,715
Wholesale affiliated	277,796		304,304			304,304
Motor fuel gross profit (cents per gallon):
Retail					31.9 ¢
Wholesale third-party	5.7	¢	9.7	¢
Wholesale affiliated	3.0	¢	3.0	¢
Volume-weighted average for all gallons	4.0	¢				8.8	¢
Retail merchandise margin					26.7%

(1) Retail motor fuel sales include sales of motor fuel at company operated convenience stores beginning September 1, 2014 and are included in motor sales to third parties in the Consolidated Statement of Operations and Comprehensive Income.

(2)	Excludes the noncontrolling interest results of operations related to our consolidated VIE.

(3)
We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and in an effort to conform the method by which we measure our business to that of ETP's operations, we now define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2023 Senior Notes which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following tables present a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow by segment (in thousands):

	Three Months Ended March 31,
	2014	2015
	Predecessor	Successor
		Wholesale	Retail	Total

Net income	$10,132	$10,751	$7,167	$17,918
Depreciation, amortization and accretion	3,326	11,950	5,616	17,566
Interest expense, net	1,502	2,402	5,795	8,197
Income tax expense	7	1,069	(239)	830
EBITDA	14,967	26,172	18,339	44,511
Non-cash stock based compensation	707	120	75	195
(Gain) loss on disposal of assets	—	19	(285)	(266)
Unrealized loss on commodity derivatives	—	1,174	—	1,174
Inventory fair value adjustments	—	(2,381)	426	(1,955)
Adjusted EBITDA	$15,674	$25,104	$18,555	$43,659
Adjusted EBITDA attributable to noncontrolling interest	—	—	3,963	3,963
Adjusted EBITDA attributable to partners	15,674	25,104	14,592	39,696
Cash interest expense (4)	1,406			7,129
Current income tax expense	68			133
Maintenance capital expenditures	163			2,864
Distributable cash flow attributable to partners	$14,037			$29,570

(4) Reflects the partnership's cash interest paid less the cash interest paid on our VIE debt of $0.7 million.